Exhibit (a)(59)

THE RBB FUND, INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by re-designating the previously designated but unissued shares of Class UUU (Robeco WPG Small Cap Value Fund) as follows:

Old Designation	New Designation

Class UUU Robeco WPG Small Cap Value Fund	Class UUU Robeco WPG Small/Micro Cap Value Fund

SECOND: The foregoing amendment to the charter of the Corporation was approved by the Board of Directors on November 11, 2010. The foregoing amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation, has caused these presents to be signed in its name and on behalf by its duly authorized President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

WITNESS:

By:	/s/ Jennifer Rogers
Jennifer Rogers
Secretary